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                                SHAWMUT NATIONAL CORPORATION                                                EXHIBIT 12
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                       RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDEND REQUIREMENTS


(in thousands)                                        Year ended December 31,
                                                        1993        1992        1991           1990           1989
EARNINGS
  Income (loss) before income taxes,
    extraordinary credit and
    cumulative effect of accounting changes          $ 236,952   $  77,516   $   (169,114)  $   (127,304)  $   (219,679)
  Portion of rents representative
    of the interest factor                              15,852      16,937         18,268         18,831         20,841
  Interest on other borrowings                         257,411     187,987        206,038        340,650        634,175
  Interest on notes and debentures                      70,646      59,321         60,436         63,105         66,287
  Amortization of debt issuance cost                     1,394         594            618            578            563
Earnings including interest on deposits                582,255     342,355        116,246        295,860        502,187
  Interest on deposits                                 308,109     473,130        810,131      1,112,007      1,036,433
Earnings excluding interest on deposits              $ 890,364   $ 815,485   $    926,377   $  1,407,867   $  1,538,620

FIXED CHARGES
  Portion of rents representative
    of the interest factor                           $  15,852   $  16,937   $     18,268   $     18,831   $     20,841
  Interest on other borrowings                         257,411     187,987        206,038        340,650        634,175
  Interest on notes and debentures                      70,646      59,321         60,436         63,105         66,287
  Amortization of debt issuance cost                     1,394         594            618            578            563
Fixed charges excluding interest on deposits           345,303     264,839        285,360        423,164        721,866
  Interest on deposits                                 308,109     473,130        810,131      1,112,007      1,036,433
Fixed charges including interest on deposits         $ 653,412   $ 737,969   $  1,095,491   $  1,535,171   $  1,758,299

COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDEND
REQUIREMENTS
  Fixed charges excluding interest on deposits       $ 345,303   $ 264,839   $    285,360   $    423,164   $    721,866
  Preferred stock dividend requirements                 23,438      15,952          2,262          2,328          2,341
                                                     $ 368,741   $ 280,791   $    287,622   $    425,492   $    724,207

  Fixed charges including interest on deposits       $ 653,412   $ 737,969   $  1,095,491   $  1,535,171   $  1,758,299
  Preferred stock dividend requirements                 23,438      15,952          2,262          2,328          2,341
                                                     $ 676,850   $ 753,921   $  1,097,753   $  1,537,499   $  1,760,640

RATIOS
  Earnings to fixed charges
      Excluding interest on deposits                      1.69 x      1.29 x         0.41 x         0.70 x         0.70 x
      Including interest on deposits                      1.36        1.11           0.85           0.92           0.88
  Earnings to combined fixed charges and
    preferred stock dividend requirements
      Excluding interest on deposits                      1.58        1.22           0.41           0.70           0.70
      Including interest on deposits                      1.32        1.08           0.84           0.92           0.87
                                                                            106
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